Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-155973 and 333-165019) pertaining to the 2008 Equity Incentive Plan of Grand Canyon Education, Inc. of our reports dated February 21, 2012, with respect to the consolidated financial statements of Grand Canyon Education, Inc., and the effectiveness of internal control over financial reporting of Grand Canyon Education, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Phoenix, Arizona

February 21, 2012